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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 1)*

                        MICROWARE SYSTEMS CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                         Common Stock, no par value
                     ----------------------------------
                       (Title of Class of Securities)

                               595150 10 3
                     ----------------------------------
                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 4 Pages

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                                 SCHEDULE 13G

CUSIP No. 595150 10 3                                   Page 2 of 4 Pages

-------------------------------------------------------------------------------
 (1) Name of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person
        Lawrence A. Crane
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
        U.S.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                        1,254,592
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                         0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                     1,311,412
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                     0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        1,311,412
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
        9.03
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
        IN
-------------------------------------------------------------------------------

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ITEM 1(a).  NAME OF ISSUER
               Microware Systems Corporation
-------------------------------------------------------------------------------


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               1500 NW 118th Street, Des Moines, Iowa 50325
-------------------------------------------------------------------------------


ITEM 2(a).  NAME OF PERSON FILING
               Lawrence A. Crane
-------------------------------------------------------------------------------


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               1500 NW 118th Street, Des Moines, Iowa 50325
-------------------------------------------------------------------------------


ITEM 2(c).  CITIZENSHIP
               U.S.
-------------------------------------------------------------------------------


ITEM 2(d).  TITLE OF CLASS OF SECURITIES
               Common Stock, no par value
-------------------------------------------------------------------------------


ITEM 2(e).  CUSIP NUMBER
               595150 10 3
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ITEM 3.     Not applicable. (This Schedule is filed pursuant to Rules 13d-1(c))

-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP

    The following information is provided as of December 31, 1997:
-------------------------------------------------------------------------------

    (a) Amount Beneficially Owned: 1,311,412 shares. Includes 56,820 shares held by the Microware Profit Sharing Plan (the "Plan") on behalf of the undersigned and over which the undersigned has the sole power to direct disposition.

    ---------------------------------------------------------------------------

    (b) Percent of Class:  9.03%

    ---------------------------------------------------------------------------

    (c) Undersigned has sole power to vote and dispose of 1,254,592 shares and the sole power to dispose of his 56,820 shares in the Plan.

     --------------------------------------------------------------------------

                                Page 3 of 4 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
-------------------------------------------------------------------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            See response to Item 4.

-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
            Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
            Not applicable.
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SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 10, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ Lawrence A. Crane
                                       ----------------------------------------
                                       (Signature)


                                        Lawrence A. Crane
                                       ----------------------------------------
                                       (Name/Title)


ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                Page 4 of 4 pages